Exhibit 21.1

List of Subsidiaries

Subsidiary	Jurisdiction of Organization

Information Services Group, Inc.	Delaware
International Advisory Holdings Corp.	Delaware
International Consulting Acquisition Corp.	Delaware
ISG Information Services Group Americas, Inc.	Texas
TPI Eurosourcing, L.L.C.	Texas
TPI Advisory Services India Pvt. Ltd.	India
Information Services Group Germany GmbH	Germany
TPI Europe Ltd.	United Kingdom
Technology Partners International K.K.-Japan	Japan
TPI Sourcing Consultants Canada Corp.	Nova Scotia
CCGH Limited	United Kingdom
CCGH No. 2 Limited	United Kingdom
Compass Consulting Group Holdings Limited	United Kingdom
Information Services Group Switzerland GmbH	Switzerland
Information Services Group Denmark ApS	Denmark
Information Services Group Oy	Finland
Experton Group AG	Germany
ISG (Group Services) Ltd.	United Kingdom
Information Services Group Europe Limited	United Kingdom
Information Services Group Sweden AB	Sweden
Information Services Group SA	France
Alsbridge Holdings, Inc.	Delaware
Alsbridge, Inc.	Texas
Alsbridge GmbH	Germany
Alsbridge Canada, Inc.	Canada
Alsbridge Shared Services Corp.	Texas
Outsourcing Leadership Corp.	Texas
Alsbridge Advisory Private Limited	India
Telewares, Inc.	Texas
Alsbridge Limited (England & Wales)	United Kingdom
Accomplished Sourcing Limited UK	United Kingdom
ProBenchmark Limited	United Kingdom
Alsbridge ANZ PTY Limited	Australia
Alsbridge ANZ PTY	New Zealand
ProBenchmark Outsourcing Solutions Private Limited	India
Compass Management Consulting Iberica SA	Spain
Compass Publishing BV	Netherlands
Compass Holding BV	Netherlands
Compass America Inc.	Virginia
Compass Management Consulting Ltd	Canada

Compass Management Consulting PTY

CTP Italia SRL

TPI Advisory Services Hong Kong Limited

TPI Enterprise Management Advisory Services Beijing

ISG Servicios Informativos S DE RL DE CV

ISG Servicios Administrativos S DE RL DE CV

Australia Italy Hong Kong China Mexico Mexico